Exhibit 99.1

Natus Medical Announces 2011 Second Quarter Financial Results

Company Updates 2011 Revenue and Non-GAAP Earnings per Share Guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--July 28, 2011--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and six months ended June 30, 2011.

For the second quarter ended June 30, 2011, the Company reported revenue of $58.1 million, an increase of 10% over revenue of $53.0 million in the comparable quarter of the previous year. Net income was $2.3 million or $0.08 per diluted share, compared to net income of $3.4 million or $0.12 per diluted share for the second quarter of 2010.

For the six months ended June 30, 2011, the Company reported net income of $5.4 million, or $0.18 per diluted share, compared to net income of $3.0 million, or $0.10 per diluted share, for the comparable period in 2010.

The Company reported non-GAAP earnings per share of $0.13 per diluted share for the second quarter of 2011 compared to $0.16 per share diluted share for the same period in 2010. Non-GAAP net income was $3.8 million in the 2011 period compared to $4.6 million in 2010. For the six months ended June 30, 2011 non-GAAP net income was $7.8 million compared to $7.4 million in the same period in 2010. Non-GAAP earnings per share was $0.26 for the six-month periods in both 2011 and 2010.

In commenting on the second quarter revenue results, Jim Hawkins, Chief Executive Officer of the Company said, “We were disappointed with our second quarter results, as orders did not materialize as we expected in both the United States and our international markets.”

“In our business planning for 2011, we had targeted to receive certain large international orders throughout the year for our newborn care products, just as we had in 2010 when we delivered four large orders into the Middle East, Canada, and Australia,” said Hawkins. “While we still expect these orders to come in, our latest indications are that customers may defer some or all of them until 2012. This, coupled with a revised relatively flat second half domestic revenue forecast, has led us to revise our guidance for the remainder of 2011.”

With regard to the lower than expected non-GAAP gross profit margin of 57.9% for the second quarter 2011, Mr. Hawkins said, “Our second quarter operating results were also impacted by lower than expected gross margins. In addition to the lower gross margin we had expected from the Medix business, unexpected changes in our product mix during the second quarter adversely affected our margins, and market conditions prevented the full realization of price increases that had been planned.”

“We were pleased that our neurology business remained solid during the second quarter, with organic growth of approximately 6% on a year-over-year basis, as we continued to grow in this market segment in both the United States and international markets,” added Hawkins. “We also continue our active pursuit of acquisition opportunities and plan to complete a transaction in 2011, as we have in virtually every year since 2004.”

“During the last seven years Natus has grown from $36 million in revenue to our revised expectation of approximately $236 million this year. We believe our proven business model will continue to show strong growth in the years ahead, notwithstanding what looks to be a challenging 2011. We remain committed to our goal of achieving annual revenue of $500 million in 2014, and look to accomplish this through a combination of internal growth and accretive acquisitions,” said Hawkins.

As of June 30, 2011, the Company had cash, cash equivalents, and short-term investments of $37.7 million, stockholders' equity of approximately $275 million, and working capital of approximately $97 million.

Financial Guidance

Natus updated its 2011 financial guidance. For the full year 2011, the Company expects to report revenue of approximately $236 million and non-GAAP earnings per share of $0.58 to $0.60. The Company had earlier said that it expected to report revenue of approximately $250 million and non-GAAP earnings per share of $0.80 to $0.81.

The Company expects to report revenue of approximately $58 million and non-GAAP earnings per share of $0.13 to $0.14 in the third quarter of 2011. This compares to revenue of $53.2 million and non-GAAP earnings per share of $0.16 reported in the third quarter of 2010.

For the fourth quarter 2011, the Company expects to report revenue of approximately $61 million and non-GAAP earnings per share of $0.19 to $0.20. This compares to revenue of $63.2 million and non-GAAP earnings per share of $0.24 reported in the fourth quarter of 2010.

The Company's third quarter, fourth quarter, and full year 2011 non-GAAP earnings per share guidance excludes amortization expense associated with acquisition-related intangible assets, which the Company expects to be approximately $5.2 million and $1.3 million for the full year and each of the third and fourth quarters 2011, respectively, and which the Company expects will reduce GAAP earnings per share by approximately $0.11 for the full year and $0.03 in each quarterly period. The non-GAAP earnings per share guidance for those periods also excludes the effects of restructuring charges that the Company expects it may incur in the remainder of 2011, the amount and timing of which have not yet been determined, as well as the impact any future acquisitions might have on its results of operations.

The Company's non-GAAP guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

The Company's 2011 non-GAAP financial guidance excludes amortization of acquisition-related intangible assets, restructuring charges, and the impact that any future acquisitions may have on results of operations. The Company believes that the presentation of financial guidance excluding these factors provides meaningful information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes its non-GAAP financial guidance facilitates comparison of operating results across reporting periods.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results for the three and six months ended June 30, 2011 exclude amortization expense associated with certain acquisition-related intangible assets and a restructuring charge associated primarily with severance costs tied to the acquisition of Medix in the fourth quarter 2010.

The Company believes that the presentation of results excluding amortization and the severance costs provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of this release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing 800-920-8624 for domestic callers, or 1-617-597-5430 for international callers, and entering reservation code 79975603. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 35776360.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn's environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding revenue and non-GAAP profitability in the third quarter, fourth quarter, and full year 2011, the likelihood of receiving and the timing of large international orders in the future, the impact of amortization expense associated with acquisition-related intangible assets, the potential for future restructuring charges, and the potential for future acquisitions including the plan to complete an acquisition in 2011. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2010, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010

Revenue	$58,095	$53,031	$117,203	$102,306
Cost of revenue	24,995	21,532	49,367	40,943

Gross profit	33,100	31,499	67,836	61,363

Operating expenses:
Marketing and selling	15,754	13,553	30,130	27,517
Research and development	6,170	5,238	12,458	10,368
General and administrative	8,080	7,791	17,111	18,801

Total operating expenses	30,004	26,582	59,699	56,686

Income from operations	3,096	4,917	8,137	4,677

Other income/(expense):
Interest income	7	6	17	14
Interest expense	(28)	(10)	(76)	(36)
Other income, net	(12)	244	(119)	207

Total other income/(expense)	(33)	240	(178)	185

Income before provision for income tax	3,063	5,157	7,959	4,862

Provision for income tax	726	1,793	2,518	1,829

Net income	$2,337	$3,364	$5,441	$3,033

Earnings per share:
Basic	$0.08	$0.12	$0.19	$0.11
Diluted	$0.08	$0.12	$0.18	$0.10

Weighted-average shares used to compute
Basic earnings per share	28,439	27,809	28,393	27,755
Diluted earnings per share	29,739	29,110	29,642	28,956

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010

GAAP based results:

Income before provision for income tax	$3,063	$5,157	$7,959	$4,862

Non-GAAP adjustments:

Amortization expense associated with certain acquired intangible assets reported as a component of:					(a)
Cost of revenue	530	510	1,062	1,020
Marketing and selling	393	329	825	658
Research and development	370	370	740	740

Restructuring charge reported as a component of general and administrative expense	630	77	793	3,107	(b)

Costs associated with the discontinuance of the Sonamed Clarity hearing screener reported as a component of:					(c)
Cost of revenue		458		758
Marketing and selling		300		300

Non-GAAP income before provision for income tax	4,986	7,201	11,379	11,445

Provision for income tax, as adjusted	1,228	2,623	3,568	4,027

Non-GAAP net income	$3,758	$4,578	$7,811	$7,418

Non-GAAP earnings per share:
Basic	$0.13	$0.16	$0.28	$0.27
Diluted	$0.13	$0.16	$0.26	$0.26

Weighted-average shares used to compute
Basic non-GAAP earnings per share	28,439	27,809	28,393	27,755
Diluted non-GAAP earnings per share	29,739	29,110	29,642	28,956

Memo, Gross profit percentage:
GAAP basis	57.0%	59.4%	57.9%	60.0%
non-GAAP basis	57.9%	61.2%	58.8%	61.7%

Note:

The Company has elected to provide non-GAAP financial results that exclude the items below as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

(a) Amortization expense associated with acquired intangible assets with definite lives.

(b) Restructuring charge including accruals for severance benefits and exit and disposal costs.

(c) Charge associated with discontinuance of the Sonamed Clarity newborn hearing screener. Costs include concessions given to customers purchasing a replacement hearing screener, write-down of inventory, and write-off of tradenames.

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com